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                                                                   Exhibit 15(b)


                           SHAREHOLDER SERVICES PLAN

     This Shareholder Services Plan is adopted as of December __, 1997, by LaSalle Partners Funds, Inc., a Maryland corporation (the "Fund"), with respect to its Retail Class of Common Stock, par value $.01 per share (the "Retail Class").

     1.  Shareholder Services.  The Fund may enter into agreements with
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securities dealers and other financial institutions ("Agents") for the provision to Retail Class shareholders of personal and account maintenance services within the meaning of Conduct Rule 2830 of the National Association of Securities Dealers, Inc. Such services may include, but are not limited to, the following:
(i) answering routine inquiries from shareholders regarding the Fund; (ii) providing shareholders with information on their investment in Retail Class shares; (iii) assisting in the establishment and maintenance of shareholder accounts or sub-accounts; (iv) making the Fund's investment plans and dividend payment options available to shareholders; and (v) providing such other information and shareholder liaison services and the maintenance of accounts, as the Fund or its principal underwriter may reasonably request.

     2.  Authorized Payments.  Shareholder services fees paid by the Fund to a
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particular Agent pursuant to this Plan shall not exceed 0.25% annually of the average net assets of the Retail Class attributable to such Agent. Subject to the foregoing and to the provisions of paragraph 1, the amount of the payments made hereunder and the purposes for which they are made shall be determined by the Board of Directors of the Fund in its sole discretion. The Board of Directors may, at any time and from time to time, reduce the amount of any fee pay paid pursuant to this Plan or suspend payment of such fee in such amount or for such period of time as it, in its sole discretion, may determine.

     3.  Related Agreements.  Payment of a fee hereunder shall be made pursuant
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to a written agreement the form approved by the Board of Directors.  Any such related agreement shall provide that (i) it may be terminated in the manner provided in paragraph 6 and (ii) for its automatic termination in the event of its assignment.

     4.  Quarterly Reports.  While this Plan is in effect, the Treasurer of the
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Fund shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     5.  Term.  This Plan shall take effect as of the date hereof.  Unless
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sooner terminated as herein provided, this Plan shall continue in effect for successive periods of one year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Fund, and of directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan.
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     6.  Amendment.  No material amendments of this Plan shall be effective
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unless approved in the manner provided in paragraph 5.

     7.  Termination.  This Plan may be terminated at any time, without payment
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of any penalty, by vote of a majority of the members of the Board of Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by vote of a majority of the outstanding voting securities of the Fund.

     8.  Definitions.  As used in this Plan, the terms "assignment", "interested
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person", "principal underwriter" and "vote of a majority of the outstanding voting securities" shall have the meanings given them in the 1940 Act and the rules and regulations promulgated thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.


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